Exhibit 99.1

GOLDEN ENTERTAINMENT SHAREHOLDERS APPROVE MASTER TRANSACTION AGREEMENT WITH BLAKE SARTINI AND VICI PROPERTIES
LAS VEGAS – April 1, 2026 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) announced that at its Special Meeting of Shareholders held on March 31, 2026, its shareholders approved the adoption of its previously announced definitive master transaction agreement (the “MTA”) and the transactions contemplated thereby or therein, with Blake L. Sartini and affiliates (“Blake Sartini”) and VICI Properties Inc. (NYSE: VICI) (“VICI”).
Closing of the transactions contemplated by the MTA is anticipated to occur in the second quarter of 2026 and remains subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions. Upon completion of the proposed transactions, the Company will no longer be publicly held and its shares will be de-listed from the Nasdaq and de-registered under the Securities Exchange Act of 1934.
The Company will disclose the final, certified voting results of the Special Meeting on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission.
Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements may be identified by the context of the statement and generally arise when the Company or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal,” or similar expressions. In addition, forward-looking statements in this press release include, without limitation, statements regarding the proposed transactions and the timeline thereof. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside the Company’s control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the proposed transactions within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals for the proposed transactions or the failure to satisfy the other conditions to the consummation of the proposed transactions; (2) the risk that the MTA may be terminated, including in circumstances requiring the Company to pay a termination fee; (3) the risk that the proposed transactions disrupt the Company’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of pending proposed transactions on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of pending proposed transactions on the Company’s operating results and business generally; (6) the significant costs, fees and expenses related to the proposed transactions; (7) the risk that the Company’s stock price may decline significantly if the proposed transactions are not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including proceedings related to the proposed transactions and instituted against the Company and/or its directors, executive officers or other related persons; (9) other factors that could affect the Company’s business such as, without limitation, changes in national, regional and local economic and market conditions, legislative and regulatory matters, increases in gaming taxes and fees in the jurisdictions in which we operate, litigation, increased competition, reliance on key personnel, our ability to comply with covenants in our debt instruments, terrorist incidents, natural disasters, severe weather conditions (including weather or road conditions that limit access to our properties), the effects of environmental and structural building conditions, the effects of disruptions to our information technology and other systems and infrastructure and factors affecting the gaming, entertainment and hospitality industries generally and (10) other risks to consummation of the proposed transactions, including the risk that the proposed transactions will not be consummated within the expected time or at all.
If the proposed transactions are consummated, the Company’s shareholders will cease to have any equity interests in the Company and will have no right to participate in the Company’s earnings and future growth. These and other factors are identified and described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as well as the Company’s subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on the Company’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
About Golden Entertainment
Golden Entertainment operates a diversified entertainment platform of gaming and hospitality assets. The Company operates eight casinos and 73 gaming taverns in Nevada, featuring approximately 5,500 slots, 80 table games and 6,000 hotel rooms. For more information, visit www.goldenent.com.
About VICI
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading operators in other experiential sectors, including Cabot, Cain, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.

Golden Entertainment Contacts
Charles H. Protell	James Adams
President and Chief Financial Officer	VP Corporate Finance and Treasurer
(702) 893-7777	(702) 495-4470
james.adams@goldenent.com
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